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                                                                     Exhibit 2.6

                                                                  EXECUTION COPY


                    MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

                                     BETWEEN

                                  ADAPTEC, INC.

                                       AND

                                   ROXIO, INC.



                           EFFECTIVE AS OF MAY 5, 2001

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                    MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

         This Master Confidential Disclosure Agreement (the "Agreement") is effective as of May 5, 2001 (the "Effective Date"), between Adaptec, Inc., a Delaware corporation ("Adaptec"), and Roxio, Inc., a Delaware corporation ("Roxio"). Adaptec and Roxio are sometimes referred to herein as the "party" or the "parties."

         WHEREAS, the Board of Directors of each of Adaptec and Roxio have determined that it is in the best interest of Adaptec and its stockholders to separate Adaptec's existing businesses into two independent businesses;

         WHEREAS, as part of the foregoing, Adaptec and Roxio have entered into a Master Separation Agreement (as defined below), which provides, among other things, for the separation of certain Roxio assets and Roxio liabilities, the initial public offering of Roxio stock, the distribution of such stock and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

         WHEREAS, also as part of the foregoing, the parties further desire to enter into this Agreement to provide for the protection of their Confidential Information (as defined below).

         NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For the purpose of this Agreement the following capitalized terms are defined in this Article I.

         1.1 ANCILLARY AGREEMENTS. "ANCILLARY AGREEMENTS" means the items and agreements listed in Section 2.1 of the Master Separation Agreement and all agreements and documents contemplated by such agreements.

         1.2 CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" means any and all financial, technical, commercial or other information of Adaptec or Roxio, as appropriate (whether written or oral), including, without limitation, all information, notes, client lists and records, reports, analyses, financial statements, compilations, studies, forms, business or management methods, marketing data, fee schedules, information technology systems and programs, projections, forecasts or trade secrets of Adaptec or Roxio, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transactions consummated or documents executed by the parties pursuant to this Agreement. Confidential Information does not include any information that (i) is or becomes generally available

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to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the Receiving Party or its affiliates, advisors or representatives); (ii) is or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or its affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party; or (iii) has already been developed, or is hereafter independently acquired or developed, by the Receiving Party without violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party.

         1.3 CONFIDENTIALITY PERIOD. "CONFIDENTIALITY PERIOD" means, (i) with respect to Confidential Information that is not Highly Confidential Information, five (5) years, and (ii) with respect to Highly Confidential Information, in perpetuity, after either (A) the Separation Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Separation Date or (B) the date of disclosure with respect to Confidential Information that is disclosed by the Disclosing Party to the Receiving Party after the Separation Date.

         1.4 DISCLOSING PARTY. "DISCLOSING PARTY" means the party owning or disclosing the relevant Confidential Information.

         1.5 DISPUTES. "DISPUTES" has the meaning set forth in the Master Separation Agreement.

         1.6 DISTRIBUTION DATE. "DISTRIBUTION DATE" has the meaning set forth in the Master Separation Agreement.

         1.7 HIGHLY CONFIDENTIAL INFORMATION. "HIGHLY CONFIDENTIAL INFORMATION" means Confidential Information that is source code for products that are commercially released or for which substantial steps have been taken to commercialization.

         1.8 MASTER SEPARATION AGREEMENT. "MASTER SEPARATION AGREEMENT" means the First Amended and Restated Master Separation and Distribution Agreement dated February 28, 2001 between the parties.

         1.9 PERSON. "PERSON" has the meaning set forth in the Master Separation Agreement.

         1.10 RECEIVING PARTY. "RECEIVING PARTY" means the non-owning party or recipient of the relevant Confidential Information.

         1.11 RESIDUALS. "RESIDUALS" means information retained in the unaided memory of an individual who has had access to Confidential Information without conscious attempt by such individual to memorize such information.

         1.12 SEPARATION DATE. "SEPARATION DATE" has the meaning set forth in the Master Separation Agreement.


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         1.13     SUBSIDIARY. "SUBSIDIARY" means with respect to any specified
Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless context otherwise requires, reference to Adaptec and its Subsidiaries shall not include the subsidiaries of Adaptec that will be transferred to Roxio after giving effect to the Separation (as defined in the Master Separation Agreement).

         1.14 THIRD PARTY. "THIRD PARTY" means a Person other than Adaptec, its Subsidiaries and their respective employees and Roxio, its Subsidiaries and their respective employees.

         1.15 TRANSACTION AGREEMENTS. "TRANSACTION AGREEMENTS" means the Master Separation Agreement and the Ancillary Agreements.

                                   ARTICLE II

                                 CONFIDENTIALITY

         2.1 CONFIDENTIALITY AND NON-USE OBLIGATIONS. During the Confidentiality Period, the Receiving Party shall (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of a like nature, (ii) not use such Confidential Information in violation of any use restriction in any Transaction Agreement, and (iii) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Agreement, in the Transaction Agreements or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

         2.2 DISCLOSURE TO SUBLICENSEES. The Receiving Party has the right to disclose to its permitted sublicensees portions of Confidential Information as reasonably necessary in the exercise of the Receiving Party's right to grant sublicenses that is expressly granted under any Transaction Agreement, subject to the sublicensee's agreement in writing to confidentiality and non-use terms at least as protective of the Disclosing Party's Confidential Information as the provisions of this Agreement.

         2.3 CONTRACT MANUFACTURERS AND FOUNDRIES. The Receiving Party has the right to disclose to its permitted contract manufacturers and foundries portions of the Confidential Information as reasonably necessary in the exercise of the Receiving Party's "have made" rights that are expressly granted under any Transaction Agreement, subject to the contract manufacturer's and foundry's agreement in writing to confidentiality and non-use terms at least as protective of the Disclosing Party's Confidential Information as the provisions of this Agreement.

         2.4 RESIDUALS. Notwithstanding any other provision of this Agreement, the Receiving Party shall be free, and the Disclosing Party hereby grants to the Receiving Party, except as otherwise provided in this Section 2.4 the right, to use for any purpose the Residuals resulting from access to or work with the Confidential Information of the Disclosing Party. The Receiving Party


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shall have no obligation to pay royalties for any use of Residuals. However, this Section 2.4 does not grant the Receiving Party any rights under any patents or copyrights of the Disclosing Party. The preceding sentence shall not operate to relieve the Receiving Party from paying royalties to the Disclosing Party under any future patent or copyright license between them.

         2.5 COMPELLED DISCLOSURE. If the Receiving Party or any of its respective Subsidiaries believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall
(i) give the Disclosing Party prompt and timely written notice so that the Disclosing Party may take steps to oppose such disclosure, but in any event the Receiving Party shall not be prohibited from complying with such requirement and
(ii) cooperate with the Disclosing Party in its attempts to oppose such disclosure, provided that such opposition is reasonable in light of applicable law or regulation. If the Receiving Party complies with the above, it shall not be prohibited from complying with such requirements to disclose, but shall cooperate with the Disclosing Party to take all reasonable steps to make such disclosure subject to a suitable protective order or otherwise prevent unrestricted or public disclosure.

         2.6 NO RESTRICTION ON DISCLOSING PARTY. Nothing in this Agreement shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way provided that, in so doing, it does not use, disclose or disseminate any Confidential Information of the Receiving Party.

         2.7 NO RESTRICTION ON REASSIGNMENT. This Agreement shall not restrict reassignment of the Receiving Party's employees.

         2.8 THIRD PARTY RESTRICTIONS. Nothing in the Agreement supersedes any restriction imposed by Third Parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform Third Party agreements to the terms of this Agreement.

                                   ARTICLE III

                               WARRANTY DISCLAIMER

         EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL CONFIDENTIAL INFORMATION IS PROVIDED ON AN "AS IS, WHERE IS" BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER WITH RESPECT TO CONFIDENTIAL INFORMATION, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

                                   ARTICLE IV

                              TERM AND TERMINATION

         4.1 TERM. This Agreement shall remain in full force and effect unless and until terminated by the mutual written agreement of the parties.


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         4.2      SURVIVAL. Articles II (with respect to Confidential
Information acquired or disclosed prior to the date of termination), III, V, and VI shall survive any termination of this Agreement.

                                    ARTICLE V

                               DISPUTE RESOLUTION

         Resolution of any and all Disputes arising from or in connection with this Agreement shall be exclusively governed by and settled in accordance with the provisions of this Article V.

         5.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through informal negotiation between appropriate representatives from each of Adaptec and Roxio. If at any time either party feels that such negotiations are not leading to a resolution of the Dispute, such party may send a notice to the other party describing the Dispute and requesting a meeting of the senior executives from each party. Within ten (10) business days after such notice of a Dispute is given, each party shall select appropriate senior executives (e.g., director or V.P. level) of each party who shall have the authority to resolve the matter and shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. During the course of negotiations under this Section 5.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating senior executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within thirty
(30) days after the first meeting of the negotiating senior executives, either party may commence litigation with respect to the Dispute. However, except as provided below in Section 5.2, neither party shall commence litigation against the other party to resolve the Dispute (i) until the parties try in good faith to settle the Dispute by negotiation for at least thirty (30) days after the first meeting of the negotiating senior executives or (ii) until forty (40) days after notice of a Dispute is given by either party to the other party, whichever occurs first.

         5.2 PROCEEDINGS. Any Dispute regarding the following is not required to be negotiated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party. However, the parties shall make a good faith effort to negotiate such Dispute, according to Section 5.1, while such court action is pending.

         5.3 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such dispute, controversy or claim.


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                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

         6.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, LOST DATA OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         6.2 EXPORT RESTRICTIONS. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or reexport any technical data, any products received from Disclosing Party, or the direct product of such technical data, to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

         6.3 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to Confidential Information. Neither party is required hereunder to furnish or disclose to the other any technical or other information.

         6.4 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for misappropriation of any of its Confidential Information or to defend any action or suit brought by a Third Party that alleges infringement of any intellectual property rights by the Receiving Party's authorized use of the Disclosing Party's Confidential Information.

         6.5 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         6.6 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California, San Jose Division, shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article V above.

         6.7 NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally,


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(iii) one (1) Business Day after being delivered by facsimile (with electronic receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of:

         IF TO ADAPTEC, INC.:

                  Adaptec, Inc.
                  691 S. Milpitas Blvd.
                  Milpitas, CA 95035
                  Attention:  Vice President and General Counsel
                  Facsimile No.:  (408) 957-7137

         with a copy to:

                  Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                  Palo Alto, CA 94304-1050
                  Attention:  Henry P. Massey, Jr.
                  Facsimile No.:  (650)-493-6811

         IF TO ROXIO, INC.:

                  Roxio, Inc.
                  461 South Milpitas Blvd.
                  Milpitas, CA 95035
                  Attention:  William Christopher Gorog
                  Facsimile No.:  (408) 957-7963

         with a copy to:

                  Gray Cary Ware & Freidenrich LLP
                  400 Capitol Mall, Suite 2400
                  Sacramento, CA 95814
                  Attention:  Kevin A. Coyle
                  Facsimile No.:  (916)-930-3201

Adaptec and Roxio may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this Section 6.7.

         6.8 COUNTERPARTS. This Agreement, including other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         6.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and


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nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Adaptec Group and each member of the Roxio Group. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

         6.10 SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

         6.11 WAIVER OF BREACH. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         6.12 AMENDMENT AND EXECUTION. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of Adaptec and Roxio by their respective duly authorized officers and Representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         6.13 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         6.14 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.


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         6.15     GENDER AND NUMBER. Whenever the context of this Agreement
requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

         6.16 ADDITIONAL ASSURANCES. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

         6.17 FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance, other than of confidentiality and use restrictions, under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.


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         WHEREFORE, the parties have signed this Master Confidential Disclosure
Agreement effective as of the date first set forth above.

ADAPTEC, INC.                                  ROXIO, INC.


By: /s/ Robert N. Stephens                 By: /s/ Wm. Christopher Gorog
    -------------------------------            --------------------------------

Name: Robert N. Stephens                   Name: Wm. Christopher Gorog
      ----------------------------               ------------------------------

Title: President,                          Title: President and
       Chief Executive Officer                    Chief Executive Officer
       ----------------------------               -----------------------------







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